Exhibit 99.1

Savient Pharmaceuticals Reports Second Quarter 2013 Financial Results

BRIDGEWATER, N.J., Aug. 14, 2013 /PRNewswire/ — Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three and six-month periods ended June 30, 2013. Net sales for KRYSTEXXA® were $6.1 million for the second quarter of 2013, a 38% increase over the first quarter of 2013. For the three-month period ended June 30, 2013, the Company had a net loss of $25.4 million or $0.35 per share, on total revenues of $6.7 million, compared with a net loss of $16.4 million or $0.23 per share, on total revenues of $4.6 million for the same period in 2012. The net loss for the first six months of 2013 was $49.9 million, or $0.69 per share, on total revenues of $11.4 million, compared with a net loss of $50.6 million, or $0.72 per share, on total revenues of $8.2 million for the same period in 2012. Savient ended the second quarter with approximately $51.5 million in cash, cash equivalents and short-term investments, a decrease of $17.3 million for the quarter.

Financial Results of Operations for the Three Months Ended June 30, 2013

Net revenues increased $2.1 million, or 44%, to $6.7 million for the three-month period ended June 30, 2013, from $4.6 million for the three-month period ended June 30, 2012, primarily driven by higher KRYSTEXXA net sales.

KRYSTEXXA net sales increased $2.1 million, or 52%, to $6.1 million for the three-month period ended June 30, 2013, from $4.0 million for the three-month period ended June 30, 2012. The increase in KRYSTEXXA net sales is substantially due to the impact of our price increases for the product and to a lesser extent an increase in year over year sales volume. Since the beginning of 2012, we have increased the selling price of KRYSTEXXA by approximately 134% from the original list price of $2,300 per vial to the current list price of $5,390 per vial, effective May 17, 2013. We sold 2,058 vials and 1,883 vials of KRYSTEXXA during the three-month periods ended June 30, 2013 and 2012, respectively, an increase of 9% year over year. In addition, we sold 1,624 vials of KRYSTEXXA during the three-month period ended March 31, 2013.

Co-promotion revenue of $0.4 million for the three-month period ended June 30, 2013 reflects revenue from the sale of Kineret® based on our agreement with Sobi which granted to us the right to co-promote the sale of Kineret in the U.S. We began marketing and promoting Kineret on April 1, 2013.

Cost of goods sold decreased $4.7 million, or 70%, to $2.0 million for the three-month period ended June 30, 2013, from $6.7 million for the three-month period ended June 30, 2012. The decrease is primarily due to a $4.9 million charge against operations for the three-month period ended June 30, 2012 related to in process and finished goods KRYSTEXXA inventory.

Research and development expenses decreased $0.7 million, or 10%, to $6.0 million for the three-month period ended June 30, 2013, from $6.7 million for the three-month period ended June 30, 2012. The decrease is primarily due to lower expenses related to the timing of incurring post marketing commitment costs for KRYSTEXXA in the U.S., partially offset by approximately $0.3 million in severance charges for the three-month period ended June 30, 2013.

Selling, general and administrative expenses decreased $9.5 million, or 35%, to $17.8 million for the three-month period ended June 30, 2013, from $27.3 million for the three-month period ended June 30, 2012. The decrease in expense is substantially due to lower marketing, promotion and compensation costs, resulting from our July 2012 reorganization plan, partially offset by approximately $4.9 million in severance charges and other reorganization expenses for the three-month period ended June 30, 2013.

Interest expense on our debt increased $1.6 million, or 29%, to $7.2 million for the three-month period ended June 30, 2013, from $5.6 million for the three-month period ended June 30, 2012 as a result of additional interest due on our 2019 Notes, which were issued on May 9, 2012. Interest expense for the three-month period ended June 30, 2013 reflects $2.7 million of coupon interest expense and $4.5 million of non-cash interest expense. Interest expense for the three-month period ended June 30, 2012, reflects $2.6 million of coupon interest expense and $3.0 million of non-cash interest expense.

Other income, net decreased $2.5 million, or 72%, to $1.0 million for the three-month period ended June 30, 2013, from $3.5 million for the three-month period ended June 30, 2012. The decrease is primarily driven by the year-over-year variance related to the change in the mark-to-market valuation adjustment of our warrant liability.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients who do not respond to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. In the U.S., Savient also supplies Oxandrin® (oxandrolone tablets, USP) CIII and co-promotes Kineret® (anakinra) with Swedish Orphan Biovitrum AB (Sobi). For more information, please visit the Company’s website at www.savient.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that are not statements of historical fact should be considered forward-looking statements. We often use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” “would,” “could,” “should,” “target” and similar expressions to identify forward-looking statements. Actual results or events could differ materially from those indicated in forward-looking statements as a result of risks and uncertainties. For a discussion of some of the risks and important factors that we believe could cause actual results or events to differ from the forward-looking statements that we make, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results or events to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Any forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SVNT-I

Source: Savient Pharmaceuticals, Inc.

CONTACT:
Savient Pharmaceuticals, Inc.
John P. Hamill	Burns McClellan
Senior Vice President and Chief Financial Officer	Caitlyn Murphy
information@savient.com	cmurphy@burnsmc.com
(732) 418-9300	(212) 213-0006

SAVIENT PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except per share data)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$38,343	$50,332
Short-term investments	13,131	45,949
Accounts receivable, net	7,753	4,341
Inventories, net	1,575	4,325
Prepaid expenses and other current assets	3,819	4,367

Total current assets	64,621	109,314

Property and equipment, net	1,804	2,050
Deferred financing costs, net	4,505	4,969
Restricted cash and other assets	2,827	2,873

Total assets	$73,757	$119,206

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$3,425	$3,435
Deferred revenues	1,480	580
Warrant liability	1,438	2,935
Accrued interest	3,154	3,150
Other current liabilities	16,719	21,516

Total current liabilities	26,216	31,616

Convertible notes, net of discount of $23,388 at June 30, 2013 and $25,354 at December 31, 2012	99,053	97,087
Senior secured notes, net of discount of $38,670 at June 30, 2013 and $45,114 at December 31, 2012	132,271	125,827
Other liabilities	2,839	2,973
Stockholders’ Deficit:
Preferred stock—$.01 par value 4,000,000 shares authorized; no shares issued	—	—
Common stock—$.01 par value 150,000,000 shares authorized; 73,709,000 shares issued and outstanding at June 30, 2013 and 73,083,000 shares issued and outstanding at December 31, 2012	737	731
Additional paid-in-capital	399,340	397,191
Accumulated deficit	(585,793)	(535,915)
Accumulated other comprehensive loss	(906)	(304)

Total stockholders’ deficit	(186,622)	(138,297)

Total liabilities and stockholders’ deficit	$73,757	$119,206

SAVIENT PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Product sales, net	$6,280	$4,626	$10,972	$8,160
Co-promotion revenue	382	—	382	—

Total Revenues	6,662	4,626	11,354	8,160
Cost and expenses:
Cost of goods sold	2,038	6,727	5,588	8,447
Research and development	6,026	6,705	12,160	13,951
Selling, general and administrative	17,807	27,327	32,963	51,579

	25,871	40,759	50,711	73,977
Operating loss	(19,209)	(36,133)	(39,357)	(65,817)
Investment income, net	20	41	53	84

Interest expense on debt	(7,237)	(5,600)	(14,316)	(10,157)
Gain on extinguishment of debt	—	21,800	—	21,800
Other income, net	994	3,513	1,500	3,513

Loss before income taxes	(25,432)	(16,379)	(52,120)	(50,577)
Income tax benefit	—	—	2,242	—

Net loss	$(25,432)	$(16,379)	$(49,878)	$(50,577)

Loss per common share:
Basic and diluted	$(0.35)	$(0.23)	$(0.69)	$(0.72)

Weighted-average number of common shares:
Basic and diluted	72,141	70,721	71,905	70,596